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                                                       [WCI COMMUNITIES LOGO]  3

Exhibit 99.1
                      Investor Contact:     Steve Zenker
                                            (239) 498-8066
                                            stevezenker@wcicommunities.com

                      Media Contact:        Ken Plonski
                                            (239) 498-8691
                                            kenplonski@wcicommunities.com


              FOR IMMEDIATE RELEASE


         WCI Reports Strong Second Quarter Orders and Record Backlog

              Bonita Springs, FL (Jul. 10, 2003) - WCI Communities, Inc. (NYSE:WCI), a leading builder of highly-amenitized lifestyle communities, announced today that its second quarter new orders totaled $445.7 million, up 66.5% from the $267.7 million recorded in the second quarter of 2002. Unit orders for the quarter remained relatively flat at 583 units, compared to 587 units in the same period last year notwithstanding a significant shift in sales mix and average home prices.

              The Company's backlog at June 30, 2003 stood at a record $971.2 million, up 18.4% from a year earlier. The company's tower backlog increased 21.0% while its traditional homebuilding backlog rose 16.3%.

              "We are pleased to have such a strong backlog going into the second half of the year," said WCI President Jerry Starkey. "We believe WCI is well-positioned to benefit from a strengthening economy and a rebound in consumer confidence, when it occurs. Our increase in new order volume benefited from the very successful conversion of 104 out of 123 Veracruz tower reservations to firm contracts during June. We are encouraged to see continued consumer demand for this $2 million average tower product on Marco Island. We expect nearly all the remaining units in Veracruz to be converted to contract in the third quarter. We also were pleased with the strong reservation activity in our One Bal Harbour tower on North Miami Beach during the quarter. We reserved 173 out of 185 units and hope to have a successful conversion to contract for this tower during the fourth quarter of this year."


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                                                              Six Months Ended
                                Three Months Ended

                               6/30/03      6/30/02        6/30/03      6/30/02
                               -------      -------        -------      -------

Combined Homebuilding:
Net new contracts
                                   583          587          1,032        1,176
New contract value (000)      $445,712     $267,699       $685,247     $518,357
Average price (000)               $765         $456           $664         $441

Traditional Homebuilding:
Net new contracts                  423          519            819        1,016
New contract value (000)      $175,344     $172,518       $355,545     $329,183
Average price (000)               $415         $332           $434         $324

Tower Homebuilding:
Net new contracts                  160           68            213          160
New contract value (000)      $270,368      $95,181       $329,702     $189,174
Average price (000)             $1,690       $1,400         $1,548       $1,182


                                                                           Backlog Data
                                         ------------------------------------------------------------------
                                      6/30/03                                6/30/02
                                      -------                                -------
                                                            Dollars (000)                     Dollars (000)
                                                            -------------                     -------------
                                      Units                                    Units

Combined Homebuilding                                           $971,217                          $820,111
Traditional Homebuiling               1,159                     $518,394       1,160              $445,748
Tower Homebuilding                                              $452,823                          $374,363


              About WCI

         Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second-home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 549 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.


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         Certain information included herein and in other company reports,
Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                       ###


         For more information about WCI and its residential communities visit
                             www.wcicommunities.com